EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 5, 2008 by and between Weibing Lu, residing at ____________________________ (“Executive”), and Skystar Bio-Pharmaceutical Company a Nevada corporation having its principal office at Room 10601, Jiezuo Plaza, No. 4, Fenghui Road South, Gaoxin District, Xian Province, People’s Republic of China (the “Company”).

WHEREAS, the Company believes that Executive provides unique advisory and management services for the Company and wishes to retain the continued services of Executive as its Chief Executive Officer; and

WHEREAS, the Company and Executive have reached an understanding with respect to Executive’s continuing employment with the Company for a [five year period] commencing as of the date of this Agreement; and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.  Employment, Duties and Acceptance.

1.1  Effective as of the date of this Agreement, the Company hereby agrees to the continued employment of Executive as its Chief Executive Officer, and Executive hereby accepts such employment on the terms and conditions contained in this Agreement. During the term of this Agreement, Executive shall make himself available to the Company and to any of its subsidiaries or affiliates as directed to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company (the “Board” or “Board of Directors”).

1.2  The Board may assign Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as Chief Executive Officer of the Company (“CEO”).

1.3  Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder and as an executive officer or director of subsidiaries of the Company. Nothing herein shall be construed as preventing Executive from making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest); provided, however, that these activities do not materially interfere with the performance of his duties hereunder or violate the provisions of Section 4.4 hereof.

2.  Compensation and Benefits.

2.1  The Company shall pay to Executive a salary at an annual base rate of not less than $100,000 for the term hereof, subject to increases of 5% of the prior year’s base annual salary each year beginning January 1, 2009. During Executive’s employment, salary will be paid not less frequently than every two weeks without the prior written consent of Executive. Executive’s annual base rate will be reviewed by the Compensation Committee during December 2009, for purposes of determining whether the new base salary should be augmented to reflect prevailing market conditions.

2.2  The Company shall also pay to Executive such bonuses as may be determined from time to time by the Compensation Committee. The amount of annual bonus payable to Executive may vary at the discretion of the Compensation Authority; provided, however, that the total bonus shall not exceed 100% of Executive’s annual base rate under Section 2.1 as of the date the bonus is awarded. In determining the annual bonus to be paid to Executive, the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, Executive’s contribution to the following:

(a)  achievement by the Company of specific identified targets selected by the Committee from time to time;

(b)  the attraction and retention of key executive personnel by the Company;

(c)  satisfaction of the Company’s capital requirements;

(d)  the establishment of strategic direction and significant Company goals;

(e)  growth in the Company’s per share value; and

(f)  such other criteria as the Compensation Committee deems to be relevant.

2.3  Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance comparable to chief executive officers of companies similar to the Company, subject to applicable waiting periods and other conditions which may be generally applicable.

2.4  Executive shall be entitled to four weeks of vacation in each calendar year.

2.5  The Company will pay or reimburse Executive for all reasonable or otherwise duly authorized transportation, hotel and other expenses incurred by Executive on business trips (including business or first class air travel on scheduled flights of more than five (5) consecutive hours) and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses.

3.  Term and Termination.

3.1  The term of this Agreement commences as of the consummation of the Agreement and shall continue for five (5) years unless sooner terminated as herein provided.

3.2  If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive’s estate the base salary due Executive pursuant to Section 2.1 hereof through the first anniversary after Executive’s death (or the scheduled expiration under Section 3.1, if earlier than the first anniversary date) as well as a pro rata allocation of bonus payments under Section 2.2 based on the days of service during the year of death, and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.3  If Executive shall be rendered incapable by an incapacitating illness or disability (either physical or mental) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 180 consecutive days during any consecutive twelve (12) month period, then the Company, at its option, may terminate this Agreement by written notice to Executive (the “Disability Notice”) delivered prior to the date Executive resumes the rendering of services hereunder; provided, however, if requested by Executive (or a representative thereof) such termination shall not occur until after examination of Executive by a medical doctor (retained by the Company with the consent of Executive which consent shall not be unreasonably withheld) who certifies in a written report to the Board with a copy of such report delivered simultaneously to Executive that Executive is and shall be incapable of performing his duties for in excess of two additional months because of the continuing existence of such incapacitating illness or disability. Notwithstanding such termination, the Company (a) shall make a payment to Executive of a pro rata allocation of payments under Section 2.2 based on the days of service during the year in which the Disability Notice is delivered and (b) shall pay to Executive the base salary due Executive pursuant to Section 2.1 hereof through the second anniversary of the date of such notice (the “Disability Period”), less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or governmental program. The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.4  The Company, by notice to Executive, may terminate this Agreement for Cause. As used herein, “Cause” means (a) the refusal in bad faith by Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by Executive in his relations with the Company, (“dishonest” for these purposes shall mean Executive’s knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive (d) any act (or failure to act), knowingly committed by Executive, that is in violation of written Company policies, this Agreement or the Company’s written agreements with third parties and that is materially damaging to the business or reputation of the Company as determined in good faith by the independent members of the Board. Notwithstanding the foregoing, no Cause for termination shall be deemed to exist with respect to Executive’s acts described in clause (a) or (b) or (d) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to Executive and a reasonable opportunity to Executive to present his views with respect to the existence of Cause), specifying the Cause with particularity and, within twenty (20) business days after such notice, Executive shall not have disputed the Board’s determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such Cause, provided, however, that a repeated breach after notice and cure, of any provision of clause (a), (b) or (d) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

3.5  Executive, by notice to the Company, may terminate this Agreement if a Good Reason exists. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without Executive’s prior express written consent: (a) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (d) any person or entity other than shareholders of the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from Executive or his affiliates (in one or more transactions) having 51% or more of the total voting power of all the Company’s securities then outstanding.

Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

3.6  In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates this Agreement without Cause, as defined in paragraph 3.4, the Company shall continue to pay to Executive (or in the case of his/her death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to the Company), all payments, compensation and benefits required under paragraph 2 hereof through the earlier of (y) two (2) years from the date of termination or (z) through the term of this Agreement; provided, however, that Executive’s insurance coverage shall terminate upon Executive becoming covered under a similar program by reason of employment elsewhere. If Executive’s employment is terminated for Good Reason or without Cause, Executive shall have no duty to mitigate awards paid or payable to him pursuant to this subsection, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this subsection 3.6.

4.  Protection of Confidential Information; Non-Competition, Corporate Opportunities.

4.1  Executive acknowledges that:

(a)  As a result of his current employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the (“Company”), including, without limitation, financial information, designs and other proprietary rights, trade secrets and know-how, customers and sources (“Confidential Information”), and that the business opportunities of which Executive becomes aware to undertake or participate in municipal and infrastructure planning projects and related development investments, including BT or BOT investments and financing opportunities related thereto, and to acquire or purchase, or, except for Permitted Competitive Investments, otherwise make equity or debt investments in, companies primarily involved in a Competitive Business if such opportunities become known to Executive while he is an employee of Company, whether in the course of his employment, his Approved Academic and Civic Activities or otherwise, are considered to be business opportunities of the Company (“Corporate Opportunities”).

(b)  The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c)  The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2  Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) if such disclosure is made without Executive’s knowing intent to cause material harm to the Company. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3  Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain one copy of such documents for his personal use and records.

4.4  During the term of this Agreement and terminating three years after termination of employment, Executive, without the prior written permission of the Company, shall not for any reason whatsoever, anywhere in the People’s Republic of China, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is in competition with the Company’s principal existing business at the time of termination (“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive’s employment by the Company (other than Executive’s personal secretary and assistant); or (iv) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, (i) Executive shall not be precluded from investing and managing the investment of, his or his family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 2% of any class of the publicly-traded equity securities of such Competitive Business (“Permitted Competitive Investment”); and (ii) during the term of this Agreement and terminating one year after termination of Executive’s employment (except for investments in a class of securities trading on public markets), Executive shall refer to the Company for consideration (before any other party) any and all Corporate Opportunities that arise during the term of this Agreement or for a period of one year thereafter. If the Company determines not to exploit any Corporate Opportunity, the Company shall determine what, if anything, should be done with such opportunity. Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that any such compensation shall be paid to the Company. Notwithstanding the foregoing, in the event the Company terminates this Agreement without cause or if Executive terminates this Agreement for Good Reason under Section 3.5 hereof, Executive’s obligations under this Section 4.4 shall terminate immediately upon such event.

4.5  If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right:

(a)  to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(b)  to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Section 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

(c)  to not perform any obligation owed to Executive under this Agreement, to the fullest extent permitted by law. Company shall also have the right, to the fullest extent permitted by law, to adjust any amount due and owing or to be due and owing to Executive, whether under this Agreement or any other agreement between Company and Executive in order to satisfy any losses to Company as a result of Executive’s breach.

4.6  If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

4.7  If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall not have the power to modify such scope, duration, or area, or all of them and such provision or provisions shall be void ab initio.

5.  Miscellaneous Provisions.

5.1  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive:	Weibing Lu
Room 10601, Jiezuo Plaza, No. 4
Fenghui Road South
Gaoxin District, Xian Province, China
Fax:

If to the Company:	Skystar Bio-Pharmaceutical Company
Room 10601, Jiezuo Plaza, No. 4
Fenghui Road South
Gaoxin District, Xian Province, China
Fax:

5.2  In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Section 3.4), Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys’ fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

5.3  The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, “Claims”) made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

5.4  The provision of Article 4, Sections 5.2 and 5.3 and any provisions relating to payments owed to Executive after termination of employment shall survive termination of this Agreement for any reason.

5.5  This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

5.6  All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the British Virgin Islands applicable to agreements made and to be performed entirely in the British Virgin Islands.

5.7  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

5.8  Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”

SKYSTAR BIO-PHARMACEUTICAL COMPANY	WEIBING LU

By: /s/ Weibing Lu	By: /s/ Weibing Lu

Title: Chairman of the Board of Directors